EXHIBIT 10.1

THE CLOROX COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
RESTATED EFFECTIVE
JANUARY 1, 2005
AMENDMENT NO. 3

Pursuant to Section 3.2 of The Clorox Company Supplemental Executive Retirement Plan (the “SERP”), the SERP is hereby amended as follows, effective as of March 28, 2018:
1. A new Section 1.2 shall be added to the SERP (with the remaining sections of Article I to be renumbered accordingly) as follows:
““Advisor” means an individual who: (i) is both an Executive and a Participant immediately prior to the time such individual first becomes a non-employee advisor to the Company, (ii) is over the age of fifty with at least twenty-five years of employment with the Company at the time such individual first becomes a non-employee advisor to the Company, and (iii) is approved by the Board of Directors or the Committee to be an Advisor for purposes of the Plan. With respect to an Advisor, references in the Plan to a Participant’s years of employment shall include any period of service provided by a Participant as a non-employee advisor to the Company.”
2. Section 2.1 of the SERP shall be amended and restated in its entirety, as follows:
“Persons eligible to accrue benefits under the Plan are Executives or former employees who have become entitled to a Normal or Early Retirement Benefit pursuant to the Plan. An Executive who becomes an Advisor shall continue to be eligible to accrue age and service credit while performing services as an Advisor for the purpose of becoming entitled to receive an Early Retirement Benefit, but not a Normal Retirement Benefit. A Participant who either (a) is an Executive of the Company and is removed from office or is not reappointed as an Executive, without in either case becoming an Advisor upon such removal or non-reappointment, (b) is not an Executive and who voluntarily or involuntarily Separates from Service without becoming an Advisor upon such separation, or (c) is an Advisor and whose service as an Advisor ends for any reason, will thereupon cease to be a Participant and will have no vested interest in the Plan unless he is entitled to a Normal or Early Retirement Benefit pursuant to this Article II. Effective as of June 30, 2011, the Committee may no longer designate additional employees as Participants, and no individual who is not a Participant as of June 30, 2011 may become entitled to become a Participant after June 30, 2011. For all purposes under this Article II, a Participant’s age and years of employment with the Company shall take into account any additional age and/or service credit to which the Participant may be entitled as a result of the Participant’s termination of employment with the Company pursuant to any plan or agreement to which the Company and the Participant are party at the time of the Participant’s Separation from Service.”
3. Section 2.4 of the SERP shall be amended and restated in its entirety, as follows:

“A Participant who Separates from Service or ceases to serve as an Advisor on or after age fifty-five with ten or more years of employment (including for this purpose, service as an Advisor) with the Company will receive an Early Retirement Benefit beginning on the first day of the month following his Separation from Service. The date of the commencement of the Early Retirement Benefit will be the Participant’s Early Retirement Date.”
Except as modified by this Amendment No. 3, the SERP shall remain unchanged and shall remain in full force and effect. The officers of the Company, and any one of them, are directed to prepare an amended and restated version of the SERP that includes the terms and conditions of this Amendment No. 3.

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